EXHIBIT 99.1

Quanex Corporation Quarterly Update - Fiscal Third Quarter 2005

Record Diluted EPS From Continuing Operations To Be Up Some 90% Over Year Ago Results

HOUSTON, July 21, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report record fiscal third quarter diluted earnings per share from continuing operations when results are announced on August 25, 2005. Diluted earnings per share from continuing operations are expected to be in the range of $1.60 to $1.65 compared to the $0.82 the Company reported in the year ago quarter, and some 15% higher than the Company's previous guidance on May 26, 2005.

The Vehicular Products segment expects to report record net sales and operating income for the quarter, up significantly compared to year ago results. Operating income for the segment is expected to be considerably higher due to moderating scrap costs and higher base selling prices, partially offset by a decrease in demand. Benefits from the integration of MACSTEEL Monroe continue to bolster the group as well. Primary drivers for the segment are North American light vehicle builds and heavy duty truck builds.

The Building Products segment also expects to report record net sales and operating income for the quarter compared to the year ago period. While weather conditions adversely impacted the door and window components operations early in the quarter, healthy market conditions in the aluminum sheet business and better than expected results at Mikron Industries (acquired 12/09/04) will more than offset the impact. The segment's primary market drivers are housing starts and remodeling activity.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
          713/877-5327